Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of HSBC Funds of our reports dated December 21, 2021, relating to the financial statements and financial highlights, which appear in HSBC Opportunity Fund, HSBC Opportunity Fund (Class I), HSBC U.S. Government Money Market Fund and HSBC U.S. Treasury Money Market Fund’s Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 28, 2022